Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter 2009 Results

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), announced income available to common shareholders of $8.5 million for the quarter ended June 30, 2009 and fully diluted earnings per share (“EPS”) of $0.52. The second quarter 2009 results were influenced by a few significant items as described below.

“Challenges in the financial services industry continue unabated. I am proud of the leadership position we serve in these unprecedented times,” said Daryl G. Byrd, President and Chief Executive Officer of the Company. “As one of the first banks in the country to pay back our government’s investment in our Company through the TARP preferred stock and warrants, one of the first to have completed a large FDIC acquisition in this cycle, and one of the only banks to have completed a qualified equity offering, we occupy a unique position in our industry.”

Byrd continued, “Our continued balance sheet strength, profitability, and core funding provide our shareholders shelter from the inclement banking environment. We demonstrated an ability to raise substantial sums of capital consistently over the last two years, a period in which many banks could not raise capital at any price. This is a testament to the dynamic characteristics and strength of our Company and investors’ recognition of the unparalleled opportunities before us.”

Significant Influences on the Quarter Ended June 30, 2009

•

Common Stock Issuance and Capital. At June 30, 2009, the Company reported a tangible common equity ratio of 7.44%, a Tier 1 leverage ratio of 9.24% and a total risk based capital ratio of 13.54%. On December 16, 2008, the Company completed an underwritten public equity offering of 2,875,000 shares of common stock at $40.00 per share with net proceeds of approximately $110 million.

On July 7, 2009, the Company issued and sold 4,427,500 shares of common stock in a second underwritten public equity offering for net proceeds of approximately $165 million. This equity offering was completed after the end of the second quarter of 2009. As a result, the reported financial condition of our Company in this release does not take into account the impact of the most-recent equity offering. Assuming the common stock issuance was included in the capital position at quarter-end, the pro forma tangible common equity ratio would have been 10.10%, the Tier 1 leverage ratio would have been 11.97% and the total risk based capital ratio would have been 17.37% on a pro forma basis on June 30, 2009.

•

TARP Redemption and Repurchase. On March 31, 2009, the Company redeemed the $90 million in outstanding shares of the Company’s preferred stock issued to, and held by, the Department of the Treasury under the Troubled Assets Relief Program Capital Purchase Program, or TARP. The Company paid a cash dividend on the preferred stock of $1.1 million on an after-tax basis in the first quarter of 2009, or $0.07 per share. Upon redemption of the preferred stock, the Company incurred in the first quarter of 2009 a one-time $2.2 million accelerated deemed dividend to account for the difference between the amount at which the preferred stock sale had been initially recorded and its redemption price.

On May 20, 2009, the Company repurchased the warrant to purchase 138,490 shares of the Company’s common stock held by to the Department of the Treasury for $1.2 million. That transaction had no impact on the Company’s results of operations.

•

FDIC Insurance Premium Assessment Increase. The Company incurred a special FDIC deposit insurance premium assessment in the second quarter of 2009 that applied to all FDIC-insured financial institutions. The cost of this special assessment was $2.6 million on a pre-tax basis, or $0.11 per share on an after-tax basis.

•

Asset Quality. Nonperforming Assets (“NPAs”) were $59 million at June 30, 2009, up $6 million, or 12%, compared to March 31, 2009. The ratio of NPAs to total assets was 1.04% at June 30, 2009, compared to 0.95% at March 31, 2009 and 0.79% one year ago.

Net charge-offs increased $0.9 million on a linked quarter basis to $3.1 million in the second quarter of 2009. The ratio of annualized net charge-offs to average loans increased from 0.24% to 0.33%, on a linked quarter basis. The Company recorded a loan loss provision of $7.8 million, an increase of $4.8 million, or 157% on a linked quarter basis. The loan loss provision was elevated in the second quarter of 2009 due to the higher charge-offs and an increase in the Company’s loan loss reserves, which increased from 1.11% of total loans at March 31, 2009 to 1.21% at June 30, 2009. The cost associated with the additional provision, after the impact of the net charge-offs, was approximately $0.19 per share on an after-tax basis.

•

Asset Sale Gains/Losses. The investment portfolio totaled $1.0 billion at June 30, 2009, with an unrealized gain of approximately $16 million, compared to $26 million at March 31, 2009 and an unrealized loss of approximately $2 million one year ago. The Company realized $5.9 million in gains on the sale of securities in the second quarter of 2009 compared to an insignificant amount in the first quarter of 2009, or a difference of $0.24 per share on an after-tax basis.

•

Subsidiary Name Change. On May 4, 2009, Pulaski Bank and Trust Company changed its corporate title to IBERIABANK fsb. The Company believes the name change has provided the subsidiary’s operation expanded brand awareness and marketing efficiencies. The Company incurred a one-time pre-tax expense during the second quarter of $0.8 million associated with the name change, or $0.03 per share on an after-tax basis.

Non-GAAP EPS Schedule (See Reconciliation of GAAP Net Income to Non-GAAP Net Income)

	Fully Diluted EPS to Common Shareholder
	1Q09	2Q09
Fully Diluted EPS as Reported	$0.36	$0.52
Deemed Dividend - TARP Preferred Stock Issued 12/5/08	0.07	—
Deemed Dividend - TARP Preferred Stock Redeemed 3/31/09	0.14	—
Special FDIC Assessment	—	0.11
(Gain)/Loss on Sale of Investments	—	(0.24)
Pulaski Name Change Expenses	—	0.03
Impact of 12/16/08 Common Stock Issuance - 2,875,000 Shares	0.08	0.11

	$0.65	$0.53

Note - All Items have been adjusted using Marginal Tax Impact

Balance Sheet and Yields

Total assets increased $155 million, or 3%, to $5.7 billion at June 30, 2009. Since March 31, 2009, total loans increased $71 million, or 2%, total deposits increased $39 million, or 1%, and total shareholders’ equity increased $5 million, or 1%. Total investment securities remained stable at approximately $1.0 billion.

The investment portfolio remained unchanged at 18% of total assets at June 30, 2009, compared to March 31, 2009 and one year ago. At June 30, 2009, the portfolio had a modified duration of 2.8 years, compared to 2.4 years at March 31, 2009. Based on projected prepayment speeds and other assumptions at June 30, 2009, the portfolio was expected to generate approximately $433 million in cash flows, or about 42% of the portfolio, over the next 18 months. The average yield on investment securities decreased 14 basis points on a linked quarter basis, to 4.47% in the second quarter of 2009. The Company held in its investment portfolio primarily government agency and municipal securities.

Period-End Loan Volumes ($ in Millions)

	IBERIABANK				IBERIABANK fsb
Loans	9/30/08	12/31/08	3/31/09	6/30/09	9/30/08	12/31/08	3/31/09	6/30/09	Since Acq.
Commercial	$1,650	$1,768	$1,806	$1,877	$537	$530	$536	$554	24%
Consumer	667	672	673	686	237	239	233	234	-2%
Mortgage	473	461	438	409	65	74	72	69	2%

Total Loans	$2,790	$2,901	$2,917	$2,972	$839	$843	$841	$857	14%
Growth	2%	4%	1%	2%	3%	0%	0%	2%

Period-end loans increased $71 million between March 31, 2009 and June 30, 2009, and average loans increased $45 million, or 1%, on a linked quarter basis. On this linked quarter basis, the yield on average total loans declined five basis points to 5.24%. Yields on commercial and mortgage loans remained stable on a linked quarter basis, while consumer loans decreased 15 basis points.

The IBERIABANK fsb builder construction portfolio continued to compress in the second quarter, as homes were sold, loans were paid down, and loans were moved into OREO. The total volume of this portfolio declined from $22 million at March 31, 2009 to $18 million at June 30, 2009, or down 19%. At June 30, 2009, the portfolio contained 52 completed houses ($9 million), only one house less than 100%

complete (not funded), 104 lot loans ($5 million), and only two development loans ($4 million). The average funded amount is approximately $182,000 per loan. At June 30, 2009, IBERIABANK fsb’s builder construction portfolio accounted for only 2.1% of IBERIABANK fsb’s total loan portfolio and only 0.5% of the Company’s consolidated total loan portfolio.

At June 30, 2009, IBERIABANK had $133 million in construction and land development loans, equal to approximately 4% of its total loans. Approximately 72% of this portfolio is located in south Louisiana, approximately 80% is funded (83% at March 31, 2009), and approximately 74% is comprised of completed houses by dollar amount (74% at March 31, 2009). At June 30, 2009, only 1.75% of this portfolio was past due 30 days or more (1.80% at March 31, 2009).

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the IBERIABANK fsb builder portfolio, is comprised of credits primarily in the Company’s banking markets. At June 30, 2009, the average loan size in the CRE portfolio was approximately $580,000, and loans past due 30 days or more (including nonaccruing loans) equated to 1.74% of the CRE loans outstanding (1.39% at March 31, 2009). Approximately 59% of the CRE portfolio was based in southern Louisiana, 17% in northern Louisiana, and 24% in IBERIABANK fsb’s markets. At June 30, 2009, many of the local markets in southern Louisiana remained economically healthy. Excluding construction-related credits, at June 30, 2009, approximately 44% of the Company’s CRE portfolio was owner-occupied and 56% non-owner occupied. Non-owner occupied CRE loans equated to 150% of total risk based capital at June 30, 2009.

At June 30, 2009, the Company’s consumer loan portfolio maintained favorable asset quality. Based on a recent evaluation of the consumer loan portfolio, the average credit score of the portfolio was 717. Loans past due 30 days or more in this portfolio were 1.44% at June 30, 2009 (compared to 1.53% at March 31, 2009). Home equity loans totaled $350 million, with 0.91% past due 30 days or more (0.79% at March 31, 2009). Home equity lines of credit totaled $170 million, with 0.52% past due 30 days or more (0.86% at March 31, 2009). Approximately 66% of the Company’s total home equity portfolio is in Louisiana, 21% in Arkansas, and 8% in Oklahoma. Annualized net charge-offs in this portfolio were 0.07% of loans in the second quarter of 2009 (0.13% in the first quarter of 2009). The weighted average loan-to-value at origination for this portfolio over the last three years was 68%. Total consumer real estate loan production in the second quarter of 2009 was 663 loans (up 6% on a linked quarter basis) totaling $45 million (up 3% on a linked quarter basis), had an average credit score of 760, and an average loan-to-value of 69%.

The indirect automobile portfolio totaled $270 million at June 30, 2009, up 2% compared to March 31, 2009. This portfolio had 1.06% in loans past due 30 days or more (including nonaccruing loans) at June 30, 2009 (0.97% at March 31, 2009). Annualized net charge-offs equated to approximately 0.42% of average loans in the second quarter of 2009 (0.43% in the first quarter of 2009). Approximately 87% of the indirect automobile portfolio at year-end was in the Acadiana region of Louisiana, which currently experiences one of the lowest unemployment rates in the nation.

At June 30, 2009, approximately 61% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 55%. Approximately 74% of the Company’s time deposit base reprices within the next 12 months. The rapid decline in short-term interest rates, balance sheet mix changes, and the Company’s excess liquidity position have caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at June 30, 2009, indicated the Company is modestly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 3.7%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 2.8%.

Period-End Deposit Volumes ($ in Millions)

	IBERIABANK				IBERIABANK fsb
Deposits	9/30/08	12/31/08	3/31/09	6/30/09	9/30/08	12/31/08	3/31/09	6/30/09	Since Acq.
Noninterest	$394	$465	$452	$451	$180	$156	$129	$126	31%
NOW Accounts	596	615	747	750	187	206	205	198	3%
Savings/MMkt	761	755	851	888	234	199	220	240	36%
Time Deposits	964	1,006	1,009	1,014	619	593	520	507	-6%

Total Deposits	$2,715	$2,842	$3,059	$3,103	$1,220	$1,154	$1,074	$1,071	7%
Growth	-3%	5%	8%	1%	-2%	-5%	-7%	0%

Total average deposits increased $113 million, or 3%, on a linked quarter basis, and increased $39 million, or 1%, on a period-end basis between March 31, 2009 and June 30, 2009. On a period end basis, deposits at IBERIABANK increased $44 million, or 1%, while deposits at IBERIABANK fsb decreased $3 million, or less than 1%.

On a linked quarter basis, average noninterest bearing deposits increased $16 million, or 3%, and interest-bearing deposits increased $97 million, or 3%. The rate on average interest bearing deposits in the second quarter of 2009 was 1.90%, a decrease of 19 basis points on a linked quarter basis, the same rate decline as average interest bearing liabilities. The Company had only $50 million in short-term borrowings at June 30, 2009, or approximately 1.0% of total funding sources.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK fsb
	2Q08	3Q08	4Q08	1Q09	2Q09	2Q08	3Q08	4Q08	1Q09	2Q09
Earning Asset Yield	5.73%	5.66%	5.60%	4.92%	4.91%	5.56%	5.43%	5.37%	5.41%	5.29%
Cost Of Int-Bearing Liabs	2.93%	2.71%	2.43%	2.10%	1.97%	3.41%	3.26%	2.99%	2.55%	2.32%

Net Interest Spread	2.80%	2.96%	3.17%	2.82%	2.94%	2.15%	2.18%	2.37%	2.86%	2.97%
Net Interest Margin	3.22%	3.36%	3.56%	3.15%	3.26%	2.48%	2.62%	2.78%	3.19%	3.28%

Operating Results

Tax-equivalent net interest income increased $2.1 million, or 6% on a linked quarter basis. While average earning assets increased only $7 million (less than 1%), the tax-equivalent net interest margin improved 15 basis points on a linked quarter basis. The average earning asset yield edged up one basis point while interest bearing deposits and liabilities declined 19 basis points, resulting in a 20-basis point improvement in the net interest spread and a 15-basis point improvement in the net interest margin.

Aggregate noninterest income increased $8.3 million, or 35%, on a linked quarter basis. The fee income businesses exhibited significant noninterest revenue improvement during the second quarter of 2009. Gains on the sale of mortgage loans climbed $2.3 million on a linked quarter basis, or 27%, to $10.8 million. Title insurance income gained $0.7 million, or 17%, over that period to $5.2 million. Service charge income on deposit accounts and ATM fee income each improved approximately $0.2 million on a linked quarter basis. Partially offsetting the improvements in the seasonal businesses were declines in credit card income (down $0.3 million) and brokerage income (down $0.2 million).

The Company’s mortgage origination business continued to expand during the second quarter of 2009 due to elevated refinancing activity and increased purchase money transactions. The Company originated $515 million in mortgage loans during the second quarter of 2009, up $96 million, or 23%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 57% of mortgage loan originations in the second quarter of 2009 compared to 63% in the first quarter of 2009. The Company sold $507 million in mortgage loans during this period, up $107 million, or 27%, compared to the first quarter of 2009. Sales margins remained favorable throughout the first half of 2009. Gains on sales of mortgage loans totaled $10.8 million in the second quarter of 2009, up 27% on a linked quarter basis. The mortgage pipeline was approximately $100 million during the first three weeks of July 2009. In recent weeks, loan refinancing accounted for approximately 30% of mortgage activity.

Due to significant unrealized gains in the Company’s investment portfolio and management’s expectations of higher long-term interest rates, the Company previously disclosed its intent to sell selected investment securities which would likely generate realized gains on the sale of those instruments. During the second quarter of 2009, the Company recorded investment security sales (net of purchases) totaling approximately $62 million in market value resulting in realized gains of $5.9 million.

Noninterest expense increased $6.0 million, or 14%, on a linked quarter basis. The primary drivers of the increase in expense were the special FDIC insurance assessment ($2.4 million), base compensation (up $1.1 million), mortgage commissions (up $0.7 million, or 32%), and share tax, credit-related, marketing and business development, hospitalization, and ATM expenses (each up approximately $0.2 to $0.4 million). Partially offsetting these increases were expense reductions in credit card expenses, OREO costs, and payroll tax expense on a linked quarter basis. In aggregate, the combined tangible efficiency ratio of the bank subsidiaries was approximately 62.5% in the second quarter of 2009 (64% in the first quarter of 2009).

Basic net income to common shareholders in the second quarter of 2009 totaled $8.5 million, up 46% on a linked quarter basis. Return on average assets (“ROA”) was 0.61% for the second quarter of 2009, return on average common equity (“ROE”) was 5.11%, and return on average tangible common equity was 8.75%.

Asset Quality

The Company experienced a modest decline in credit quality during the second quarter of 2009 and continued reduction of the builder construction portfolio at the IBERIABANK fsb franchise.

Summary Asset Quality Statistics

	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
($thousands)	Q408	Q109	Q209	Q408	Q109	Q209	Q408	Q109	Q209
Nonaccruals	$6,487	$15,883	$14,110	$21,337	$17,867	$14,409	$27,825	$33,750	$28,519
OREO & Foreclosed	2,167	1,692	1,199	14,146	14,336	16,153	16,312	16,028	17,352
90+ Days Past Due	1,309	1,655	3,596	1,172	1,297	9,663	2,481	2,952	13,259

Nonperforming Assets	$9,962	$19,230	$18,905	$36,655	$33,500	$40,225	$46,618	$52,730	$59,130
NPAs/Assets	0.26%	0.48%	0.45%	2.42%	2.31%	2.78%	0.83%	0.95%	1.04%
NPAs/(Loans + OREO)	0.34%	0.66%	0.64%	4.28%	3.92%	4.60%	1.24%	1.40%	1.54%
LLR/Loans	0.92%	0.96%	1.01%	1.68%	1.64%	1.89%	1.09%	1.11%	1.21%
Net Charge-Offs/Loans	0.11%	0.15%	0.08%	1.93%	0.58%	1.22%	0.53%	0.24%	0.33%

NPAs increased $6 million, or 12%, to $59 million at June 30, 2009, or 1.04% of total assets, compared to 0.95% at March 31, 2009. IBERIABANK fsb accounted for 68% of total NPAs at June 30, 2009. Loans past due 30 days or more (including nonaccruing loans) represented 1.38% of total loans at June 30, 2009, down 17 basis points, compared to 1.55% of total loans at March 31, 2009.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09
IBERIABANK
30+ days past due	0.45%	0.42%	0.32%	0.28%	0.69%	0.31%	0.33%
Non-accrual	0.14%	0.17%	0.23%	0.21%	0.22%	0.54%	0.47%

Total Past Due	0.58%	0.59%	0.55%	0.49%	0.92%	0.85%	0.80%
IBERIABANK fsb
30+ days past due	1.08%	1.45%	1.06%	1.29%	1.57%	1.85%	1.73%
Non-accrual	3.85%	3.54%	2.82%	2.42%	2.53%	2.12%	1.68%

Total Past Due	4.93%	4.99%	3.88%	3.71%	4.10%	3.97%	3.41%
Consolidated
30+ days past due	0.61%	0.68%	0.51%	0.52%	0.89%	0.65%	0.64%
Non-accrual	1.05%	1.01%	0.87%	0.72%	0.74%	0.90%	0.74%

Total Past Due	1.66%	1.69%	1.38%	1.24%	1.63%	1.55%	1.38%

At June 30, 2009, the allowance for loan losses was 1.21%, up from 1.11% at March 31, 2009. Loan loss reserve coverage of nonperforming loans and nonperforming assets at June 30, 2009 were 1.1 and 0.8 times, respectively, similar to the comparable ratios at March 31, 2009.

The Company reported net charge-offs of $3.1 million in the second quarter of 2009, up $0.9 million, or 39%, on a linked quarter basis. The ratio of net charge-offs to average loans was 0.33% in the second quarter of 2009, compared to 0.24% in the first quarter of 2009. The Company recorded a $7.8 million loan loss provision in the second quarter of 2009, up $4.8 million, or 157% from the $3.0 million provision in the first quarter of 2009. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 11.58% at June 30, 2009, compared to 11.82% at March 31, 2009 and 9.57% one year ago. At June 30, 2009, the Company reported a tangible common equity ratio of 7.44%, compared to 7.51% at March 31, 2009. At that time, the Company’s Tier 1 leverage ratio was 9.24%, compared to 9.16% at March 31, 2009 and 7.25% one year ago. The Company’s total risk based capital ratio was 13.54% compared to 13.58% at March 31, 2009 and 10.39% one year ago.

In July 2009, the Company issued and sold 4,427,500 shares of common stock, including the 15% over-allotment option for 577,500 shares, for net proceeds of approximately $165 million in a public underwritten equity offering. The public offering was oversubscribed with aggregate orders totaling approximately $1.6 billion. Shares were sold in the offering at a price of $39.00 per share.

Regulatory Capital Ratios

At June 30, 2009

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation	IBERIABANK Corporation *
Tier 1 Leverage	5.00%	7.47%	9.39%	9.24%	11.97%
Tier 1 Risk Based	6.00%	9.54%	12.54%	11.83%	15.66%
Total Risk Based	10.00%	11.31%	13.78%	13.54%	17.37%

*	Proforma basis assumes July stock sale completed on June 30, 2009.

At June 30, 2009, book value per share was $41.13, up $0.15, or less than 1%, compared to March 31, 2009 and up 4% compared to one year ago. Tangible book value per share improved $0.30, or 1%, over that period to $25.12, and up 30% compared to one year ago.

On June 16, 2009, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.30%, based on the closing stock price of the Company’s common stock on July 21, 2009 of $41.20 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 22.5 times the current First Call average consensus analyst estimate of $1.83 per fully diluted EPS for 2009. This price equated to 1.00 times June 30, 2009 book value per share of $41.13 and 1.64 times tangible book value per share of $25.12.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 152 combined offices, including 90 bank branch offices in Louisiana, Arkansas, Tennessee, and Alabama, one loan production office in Texas, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $847 million, based on the closing stock price on July 21, 2009.

The following eleven investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, July 22, 2009, beginning at 8:00 a.m. Central Time by dialing 1-800-230-1093. The confirmation code for the call is 106885. A replay of the call will be available until midnight Central Time on July 29, 2009 by dialing 1-800-475-6701. The confirmation code for the replay is 106885. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2009	2008	% Change	2009	% Change
Income Data (in thousands):
Net Interest Income	$38,276	$32,473	18%	$36,287	5%
Net Interest Income (TE) (1)	39,694	33,692	18%	37,623	6%
Net Income	8,474	9,526	(11%)	9,145	(7%)
Earnings Available to Common Shareholders- Basic	8,474	9,526	(11%)	5,795	46%
Earnings Available to Common Shareholders- Diluted	8,224	9,254	(11%)	5,626	46%
Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.53	$0.74	(29%)	$0.36	45%
Earnings Available to Common Shareholders - Diluted	0.52	0.72	(28%)	0.36	46%
Book Value Per Common Share	41.13	39.49	4%	40.98	0%
Tangible Book Value Per Common Share (2)	25.12	19.27	30%	24.82	1%
Cash Dividends	0.34	0.34	—	0.34	—
Number of Shares Outstanding:
Basic Shares (Average)	16,044,634	12,876,274	25%	15,928,634	1%
Diluted Shares (Average)	15,793,002	12,782,639	24%	15,728,518	0%
Book Value Shares (Period End) (3)	16,140,608	12,903,682	25%	16,022,718	1%
Key Ratios: (4)
Return on Average Assets	0.61%	0.73%		0.67%
Return on Average Common Equity	5.11%	7.45%		3.59%
Return on Average Tangible Common Equity (2)	8.75%	15.70%		6.35%
Net Interest Margin (TE) (1)	3.17%	2.87%		3.02%
Efficiency Ratio	70.9%	73.0%		73.0%
Tangible Efficiency Ratio (TE) (1) (2)	68.2%	69.9%		69.9%
Average Loans to Average Deposits	91.7%	88.4%		93.2%
Nonperforming Assets to Total Assets (5)	1.04%	0.79%		0.95%
Allowance for Loan Losses to Loans	1.21%	1.12%		1.11%
Net Charge-offs to Average Loans	0.33%	0.11%		0.24%
Average Equity to Average Total Assets	11.86%	9.85%		13.35%
Tier 1 Leverage Ratio	9.24%	7.25%		9.16%
Common Stock Dividend Payout Ratio	64.8%	46.1%		94.0%
Tangible Common Equity Ratio	7.44%	4.92%		7.51%
Tangible Common Equity to Risk-Weighted Assets	9.76%	6.48%		9.78%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

(4)	All ratios are calculated on an annualized basis for the period indicated.

(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	June 30,			March 31, 2009	December 31, 2008
BALANCE SHEET (End of Period)	2009	2008	% Change
ASSETS
Cash and Due From Banks	$149,863	$197,133	(24.0%)	$88,010	$159,716
Interest-bearing Deposits in Banks	41,482	42,713	(2.9%)	75,351	186,149

Total Cash and Equivalents	191,345	239,846	(20.2%)	163,361	345,865
Investment Securities Available for Sale	916,883	888,934	3.1%	929,131	828,743
Investment Securities Held to Maturity	106,505	56,903	87.2%	88,832	60,733

Total Investment Securities	1,023,388	945,837	8.2%	1,017,963	889,476
Mortgage Loans Held for Sale	90,109	76,189	18.3%	81,077	63,503
Loans, Net of Unearned Income	3,829,326	3,540,546	8.2%	3,757,959	3,744,402
Allowance for Loan Losses	(46,329)	(39,753)	16.5%	(41,662)	(40,872)

Loans, net	3,782,997	3,500,793	8.1%	3,716,297	3,703,530
Premises and Equipment	130,558	134,344	(2.8%)	131,235	131,404
Goodwill and Other Intangibles	258,437	260,937	(1.0%)	259,060	259,683
Mortgage Servicing Rights	207	18	1050.8%	241	188
Other Assets	225,586	165,915	36.0%	178,839	189,577

Total Assets	$5,702,627	$5,323,879	7.1%	$5,548,073	$5,583,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$576,042	$519,516	10.9%	$580,607	$620,637
Interest-bearing Deposits	3,596,853	3,517,105	2.3%	3,552,873	3,375,179

Total Deposits	4,172,895	4,036,621	3.4%	4,133,480	3,995,816
Short-term Borrowings	50,000	7,000	614.3%	—	58,000
Securities Sold Under Agreements to Repurchase	206,964	114,481	80.8%	142,149	150,213
Long-term Debt	538,161	569,710	(5.5%)	544,138	568,479
Other Liabilities	74,033	86,533	(14.4%)	72,720	76,510

Total Liabilities	5,042,053	4,814,345	4.7%	4,892,487	4,849,018
Total Shareholders’ Equity	660,574	509,534	29.6%	655,586	734,208

Total Liabilities and Shareholders’ Equity	$5,702,627	$5,323,879	7.1%	$5,548,073	$5,583,226

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
INCOME STATEMENT	2009	2008	% Change	2009	2008	% Change
Interest Income	$60,974	$65,120	(6.4%)	$121,295	$132,430	(8.4%)
Interest Expense	22,698	32,647	(30.5%)	46,732	67,131	(30.4%)

Net Interest Income	38,276	32,473	17.9%	74,563	65,299	14.2%
Provision for Loan Losses	7,783	1,537	406.5%	10,815	4,231	155.6%

Net Interest Income After Provision for Loan Losses	30,493	30,936	(1.4%)	63,748	61,068	4.4%
Service Charges	5,479	5,935	(7.7%)	10,751	11,049	(2.7%)
ATM / Debit Card Fee Income	1,963	1,608	22.1%	3,677	3,015	22.0%
BOLI Proceeds and Cash Surrender Value Income	720	767	(6.1%)	1,433	1,509	(5.0%)
Gain on Sale of Loans, net	10,808	4,690	130.5%	19,338	16,037	20.6%
Gain on Sale of Investments, net	5,879	482	1118.9%	5,882	605	872.9%
Title Revenue	5,232	5,472	(4.4%)	9,711	9,981	(2.7%)
Broker Commissions	1,000	1,682	(40.5%)	2,215	2,972	(25.5%)
Other Noninterest Income	949	2,047	(53.6%)	2,752	3,801	(27.6%)

Total Noninterest Income	32,030	22,683	41.2%	55,759	48,969	13.9%
Salaries and Employee Benefits	26,652	22,393	19.0%	50,879	43,311	17.5%
Occupancy and Equipment	5,781	5,617	2.9%	11,413	10,948	4.2%
Amortization of Acquisition Intangibles	622	575	8.1%	1,243	1,150	8.1%
Other Noninterest Expense	16,759	11,697	43.3%	30,071	21,670	38.8%

Total Noninterest Expense	49,814	40,282	23.7%	93,606	77,079	21.4%
Income Before Income Taxes	12,709	13,337	(4.7%)	25,901	32,958	(21.4%)
Income Taxes	4,235	3,811	(11.1%)	8,282	10,077	(17.8%)

Net Income	$8,474	$9,526	(11.0%)	$17,619	$22,881	(23.0%)

Preferred Stock Dividends	—	—	0.0%	(3,350)	—	100.0%

Earnings Available to Common Shareholders - Basic	8,474	9,526	(11.0%)	14,269	22,881	(37.6%)

Earnings Allocated to Unvested Restricted Stock	(250)	(272)	(8.3%)	(414)	(661)	(37.4%)

Earnings Available to Common Shareholders - Diluted	8,224	9,254	(11.1%)	13,855	22,220	(37.6%)

Earnings Per Share, diluted	$0.52	$0.72	(28.1%)	$0.88	$1.74	(49.6%)

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
ASSETS
Cash and Due From Banks	$78,939	$78,204	$77,896	$80,104	$84,252
Interest-bearing Deposits in Banks	61,115	130,584	106,618	155,620	147,111
Investment Securities	1,033,274	995,766	889,983	918,932	896,585
Mortgage Loans Held for Sale	89,298	81,910	44,841	62,443	73,610
Loans, Net of Unearned Income	3,788,273	3,743,032	3,662,020	3,597,935	3,487,918
Allowance for Loan Losses	(42,970)	(40,711)	(39,640)	(39,825)	(39,531)
Other Assets	585,016	583,373	583,147	508,770	569,602

Total Assets	$5,592,945	$5,572,158	$5,324,865	$5,283,979	$5,219,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$570,298	$554,269	$575,738	$535,210	$482,838
Interest-bearing Deposits	3,558,739	3,461,866	3,388,765	3,446,247	3,462,042

Total Deposits	4,129,037	4,016,135	3,964,503	3,981,457	3,944,880
Short-term Borrowings	22,489	45,760	32,367	52,279	15,160
Securities Sold Under Agreements to Repurchase	149,664	141,186	138,763	125,287	114,636
Long-term Debt	541,557	552,838	567,562	568,624	573,563
Other Liabilities	86,819	72,430	51,473	41,832	57,259

Total Liabilities	4,929,566	4,828,349	4,754,668	4,769,479	4,705,498
Total Shareholders’ Equity	663,379	743,809	570,197	514,500	514,049

Total Liabilities and Shareholders’ Equity	$5,592,945	$5,572,158	$5,324,865	$5,283,979	$5,219,547

	2009		2008
INCOME STATEMENT	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest Income	$60,974	$60,321	$65,074	$66,323	$65,120
Interest Expense	22,698	24,034	27,907	31,145	32,647

Net Interest Income	38,276	36,287	37,167	35,178	32,473
Provision for Loan Losses	7,783	3,032	6,206	2,131	1,537

Net Interest Income After Provision for Loan Losses	30,493	33,255	30,961	33,047	30,936
Total Noninterest Income	32,030	23,730	20,388	22,575	22,683
Total Noninterest Expense	49,814	43,792	40,552	43,595	40,282

Income Before Income Taxes	12,709	13,193	10,797	12,027	13,337
Income Taxes	4,235	4,048	2,521	3,272	3,811

Net Income	$8,474	$9,145	$8,276	$8,755	$9,526

Preferred Stock Dividends	—	(3,350)	(348)	—	—

Earnings Available to Common Shareholders - Basic	$8,474	$5,795	$7,928	$8,755	$9,526

Earnings Allocated to Unvested Restricted Stock	(250)	(169)	(212)	(246)	(272)

Earnings Available to Common Shareholders - Diluted	$8,225	$5,626	$7,716	$8,509	$9,254

Earnings Per Share, basic	$0.53	$0.36	$0.58	$0.68	$0.74

Earnings Per Share, diluted	$0.52	$0.36	$0.57	$0.66	$0.72

Book Value Per Share	$41.13	$40.98	$40.53	$39.96	$39.49

Return on Average Assets	0.61%	0.67%	0.62%	0.66%	0.73%
Return on Average Common Equity	5.11%	3.59%	5.80%	6.77%	7.45%
Return on Average Tangible Common Equity	8.75%	6.35%	11.74%	14.31%	15.70%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	June 30,			March 31, 2009	December 31, 2008
LOANS RECEIVABLE	2009	2008	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$453,807	$500,329	(9.3%)	$476,899	$498,740
Construction/ Owner Occupied	23,768	57,998	(59.0%)	32,665	36,693

Total Residential Mortgage Loans	477,575	558,327	(14.5%)	509,564	535,433
Commercial Loans:
Real Estate	1,584,791	1,449,844	9.3%	1,551,790	1,522,965
Business	847,017	659,854	28.4%	790,027	775,625

Total Commercial Loans	2,431,808	2,109,698	15.3%	2,341,817	2,298,590
Consumer Loans:
Indirect Automobile	270,188	248,172	8.9%	264,019	265,722
Home Equity	507,619	473,876	7.1%	503,979	501,036
Automobile	29,685	30,146	(1.5%)	28,141	28,464
Credit Card Loans	40,403	32,578	24.0%	38,259	38,014
Other	72,048	87,749	(17.9%)	72,180	77,143

Total Consumer Loans	919,943	872,521	5.4%	906,578	910,379

Total Loans Receivable	3,829,326	3,540,546	8.2%	3,757,959	3,744,402

Allowance for Loan Losses	(46,329)	(39,753)		(41,662)	(40,872)

Loans Receivable, Net	$3,782,997	$3,500,793		$3,716,297	$3,703,530

	June 30,			March 31, 2009	December 31, 2008
ASSET QUALITY DATA	2009	2008	% Change
Nonaccrual Loans	$28,519	$30,829	(7.5%)	$33,750	$27,825
Foreclosed Assets	19	52	(64.0%)	9	38
Other Real Estate Owned	17,333	9,660	79.4%	16,019	16,274
Accruing Loans More Than 90 Days Past Due	13,259	1,367	869.8%	2,952	2,481

Total Nonperforming Assets	$59,130	$41,908	41.1%	$52,730	$46,618

Nonperforming Assets to Total Assets	1.04%	0.79%	31.6%	0.95%	0.83%
Nonperforming Assets to Total Loans and OREO	1.54%	1.18%	30.2%	1.40%	1.24%
Allowance for Loan Losses to Nonperforming Loans (1)	110.9%	123.5%	(10.2%)	113.5%	134.9%
Allowance for Loan Losses to Nonperforming Assets	78.4%	94.9%	(17.4%)	79.0%	87.7%
Allowance for Loan Losses to Total Loans	1.21%	1.12%	7.8%	1.11%	1.09%
Year to Date Charge-offs	$6,426	$4,158	54.6%	$2,765	$12,882
Year to Date Recoveries	(1,068)	(1,395)	(23.4%)	(523)	$(2,900)

Year to Date Net Charge-offs	$5,358	$2,763	93.9%	$2,242	$9,982

Quarter to Date Net Charge-offs	$3,116	$985	216.3%	$2,242	$4,885

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

	June 30,			March 31, 2009	December 31, 2008
DEPOSITS	2009	2008	% Change
Noninterest-bearing Demand Accounts	$576,042	$519,516	10.9%	$580,607	$620,637
NOW Accounts	947,963	817,474	16.0%	952,298	821,649
Savings and Money Market Accounts	1,127,996	1,038,965	8.6%	1,070,520	954,408
Certificates of Deposit	1,520,894	1,660,666	(8.4%)	1,530,055	1,599,122

Total Deposits	$4,172,895	$4,036,621	3.4%	$4,133,480	$3,995,816

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2009		March 31, 2009		June 30, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$492,293	5.65%	$521,180	5.64%	$563,072	5.87%
Commercial Loans (TE) (1)	2,383,784	4.68%	2,315,732	4.68%	2,075,062	5.64%
Consumer and Other Loans	912,196	6.49%	906,120	6.64%	849,784	7.07%

Total Loans	3,788,273	5.24%	3,743,032	5.29%	3,487,918	6.03%
Mortgage Loans Held for Sale	89,298	4.74%	81,910	4.80%	73,610	5.80%
Investment Securities (TE) (1)(2)	1,006,051	4.47%	968,163	4.61%	879,303	5.07%
Other Earning Assets	95,880	0.82%	179,580	0.51%	212,866	2.51%

Total Earning Assets	4,979,502	4.99%	4,972,685	4.98%	4,653,697	5.68%
Allowance for Loan Losses	(42,970)		(40,711)		(39,531)
Nonearning Assets	656,413		640,184		605,381

Total Assets	$5,592,945		$5,572,158		$5,219,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$947,363	0.86%	$910,272	0.90%	$825,951	1.47%
Savings and Money Market Accounts	1,101,165	1.43%	1,006,998	1.55%	969,223	2.32%
Certificates of Deposit	1,510,211	2.88%	1,544,596	3.15%	1,666,868	4.16%

Total Interest-bearing Deposits	3,558,739	1.90%	3,461,866	2.09%	3,462,042	3.00%
Short-term Borrowings	172,153	0.71%	186,946	0.83%	129,796	1.53%
Long-term Debt	541,557	4.07%	552,838	4.20%	573,563	4.33%

Total Interest-bearing Liabilities	4,272,449	2.12%	4,201,650	2.31%	4,165,401	3.14%
Noninterest-bearing Demand Deposits	570,298		554,269		482,838
Noninterest-bearing Liabilities	86,819		72,430		57,259

Total Liabilities	4,929,566		4,828,349		4,705,498
Shareholders’ Equity	663,379		743,809		514,049

Total Liabilities and Shareholders’ Equity	$5,592,945		$5,572,158		$5,219,547

Net Interest Spread	$38,276	2.87%	$36,287	2.66%	$32,473	2.54%
Tax-equivalent Benefit	1,418	0.11%	1,336	0.11%	1,219	0.10%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$39,694	3.17%	$37,623	3.02%	$33,692	2.87%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	June 30, 2009		June 30, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$506,657	5.65%	$569,084	5.91%
Commercial Loans (TE) (1)	2,349,945	4.68%	2,037,489	5.93%
Consumer and Other Loans	909,175	6.56%	834,017	7.36%

Total Loans	3,765,777	5.26%	3,440,590	6.27%
Mortgage Loans Held for Sale	85,624	4.76%	65,525	5.69%
Investment Securities (TE) (1)(2)	987,211	4.54%	850,167	5.12%
Other Earning Assets	137,500	0.62%	186,409	3.02%

Total Earning Assets	4,976,112	4.98%	4,542,691	5.92%
Allowance for Loan Losses	(41,847)		(38,537)
Nonearning Assets	648,344		602,375

Total Assets	$5,582,609		$5,106,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$928,920	0.88%	$837,615	1.68%
Savings and Money Market Accounts	1,054,342	1.48%	875,557	2.34%
Certificates of Deposit	1,527,308	3.02%	1,588,101	4.34%

Total Interest-bearing Deposits	3,510,570	1.99%	3,301,273	3.13%
Short-term Borrowings	179,508	0.77%	236,229	2.68%
Long-term Debt	547,167	4.13%	540,331	4.57%

Total Interest-bearing Liabilities	4,237,245	2.22%	4,077,833	3.30%
Noninterest-bearing Demand Deposits	562,328		463,562
Noninterest-bearing Liabilities	79,664		51,306

Total Liabilities	4,879,237		4,592,701
Shareholders’ Equity	703,372		513,828

Total Liabilities and Shareholders’ Equity	$5,582,609		$5,106,529

Net Interest Spread	$74,563	2.77%	$65,299	2.62%
Tax-equivalent Benefit	2,755	0.11%	2,418	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$77,318	3.10%	$67,717	2.95%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Three Months Ended
	6/30/2009	3/31/2009	6/30/2008
Net Interest Income	$38,276	$36,287	$32,473
Effect of Tax Benefit on Interest Income	1,418	1,336	1,219

Net Interest Income (TE) (1)	39,694	37,623	33,692

Noninterest Income	32,030	23,730	22,683
Effect of Tax Benefit on Noninterest Income	388	384	413

Noninterest Income (TE) (1)	32,418	24,114	23,096

Total Revenues (TE) (1)	$72,112	$61,737	$56,788

Total Noninterest Expense	$49,814	$43,792	$40,282
Less Intangible Amortization Expense	(622)	(622)	(575)

Tangible Operating Expense (2)	$49,192	$43,170	$39,707

Return on Average Common Equity	5.11%	3.59%	7.45%
Effect of Intangibles (2)	3.64%	2.76%	8.25%

Return on Average Tangible Common Equity (2)	8.75%	6.35%	15.70%

Efficiency Ratio	70.9%	73.0%	73.0%
Effect of Tax Benefit Related to Tax Exempt Income	(1.8%)	(2.1%)	(2.1%)

Efficiency Ratio (TE) (1)	69.1%	70.9%	70.9%
Effect of Amortization of Intangibles	(0.9%)	(1.0%)	(1.0%)

Tangible Efficiency Ratio (TE) (1) (2)	68.2%	69.9%	69.9%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In Thousands, Except Share and Per Share Data)

Non-GAAP net income, non-GAAP earnings per share and non-GAAP returns, representing net income and earnings per share determined in accordance with GAAP including the effects of the after-tax charges noted below, provide a meaningful comparison for effectively evaluating the Companies’ operating results.

	For the 1Q09 Ended					For the 2Q09 Ended
	GAAP	Adjustments		Non-GAAP		GAAP	Adjustments	Non-GAAP
Average Diluted Shares Outstanding	15,728,518					15,793,002
Net Interest Income	$36,287	—		$36,287		$38,276	—	$38,276
Provision for loan losses	3,032	—		3,032		7,783	—	7,783

Net interest income after provision for loan losses	33,255			33,255		30,493		30,493
Total Non-interest income	23,730	1	[1]	23,731		32,030	(5,311)[4]	26,719
Total Non-interest expense	43,792			43,792		49,814	(2,918)[5]	46,896

Income Before Income Taxes	13,193	1		13,194		12,709	(2,393)	10,316
Income Taxes	4,048	(0)[2]		4,048		4,235	(838)[6]	3,397

Net Income	$9,145	$1		$9,146		$8,474	$(1,555)	$6,919

Preferred Stock Dividends Declared	(3,350)	—		(3,350)		—	—	—

Income Available to Common Stockholders	$5,795	$1		$5,796		$8,474	$(1,555)	$6,919

Undistributed and Distributed Earnings to Unvested restricted stock	(170)	—		(170)		(254)	3	(251)
Undistributed Earnings reallocated to Unvested restricted stock	1	—		1		4	(1)	3

Undistributed and Distributed Earnings to Common Shareholders	$5,626	$1		$5,627		$8,224	$(1,553)	$6,671

Distributed and Undistributed Earnings Per Share, Diluted- two class method	$0.36	$0.00		$0.36		$0.52	$(0.10)	$0.42

Impact of 12/16/2008 common stock issuance - 2,875,000 shares				0.08	[7]			0.11
Per share impact - TARP Deemed Dividend (Preferred Stock Dividends Declared)				$0.21	[3]			$—

Non-GAAP Adjusted EPS				$0.65				$0.53

[1]	Represents $3 loss on Sale of Investments and $2 Gain on sale of Fixed Assets

[2]	Represents 35% Marginal Tax Impact to Adjustments

[3]	Represents the TARP Deemed Dividend (Preferred Stock Dividends Declared) divided by diluted shares

[4]	Represents $5,879 Gain on Sale of Investments and $568 Loss on disposal of Fixed Assets

[5]	Represents $2,659 of FDIC Assessment and $260 of Name change expenses

[6]	Represents 35% Marginal Tax Impact to Adjustments plus the effect of Arkansas state tax to provision for loan losses

[7]	Undistributed and Distributed Earnings to Common Shareholders divided by 12,853,518 shares (15,728,518 - 2,875,000) = $0.44 EPS - $0.36 EPS = $.08 EPS

[8]	Undistributed and Distributed Earnings to Common Shareholders divided by 12,918,002 shares (15,793,002 - 2,875,000)= $0.63 EPS - $0.52 EPS = $.11 EPS